Exhibit 99
DSW Inc. Expands Leadership Team
Ferree promoted to Vice Chair; Horvath promoted to President;
Lonergan and Jordan named as senior officers
Columbus, Ohio —/ January 19, 2006/PR Newswire/— DSW Inc. (NYSE: DSW) today announced the promotion of two key executives and named two new officers as part of an ongoing initiative to position the company for continued growth and increased profitability.
Deborah Ferree was promoted from President to Vice Chair and will continue in her role as Chief Merchandising Officer. Ms. Ferree joined DSW in 1997 and has held several executive positions with the company. Peter Horvath, who joined DSW in January 2005 as Executive Vice President and Chief Operating Officer, was promoted to President. Both Ms. Ferree and Mr. Horvath have been instrumental in developing the DSW team and providing strategic direction for the successful growth of the company. They will continue to report to Jay Schottenstein, Chief Executive Officer, and there will be no change to the composition of the Board of Directors.
Additionally, Kevin M. Lonergan was named as Executive Vice President and Chief Operating Officer. Mr. Lonergan’s responsibilities will include store operations, new store planning and construction, and loss prevention. Mr. Lonergan is a former Executive Vice President and Chief Operating Officer of Old Navy, a division of Gap, Inc. He has held executive positions at various divisions of Gap, Inc., Target, Carson Pirie Scott and, most recently, American Eagle Outfitters.
The company also named William Jordan as Vice President and General Counsel. Mr. Jordan most recently served as Corporate Counsel for Lancaster Colony Corporation and was previously with the firm of Porter, Wright, Morris & Arthur LLP in Columbus, Ohio, where he specialized in Corporate Securities and Mergers & Acquisitions law.
About DSW Inc.
DSW Inc., headquartered in Columbus, Ohio, is a leading U.S. specialty branded footwear retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear for women and men. DSW currently operates 199 stores in 32 states and also supplies footwear to 25 locations for related retailers and to 213 locations for other non-related retailers in the United States. For store locations and additional information about DSW, visit www.dswshoe.com.
Source DSW Inc.
CONTACT: DSW Inc. Investor Relations, 1-614-872-1474